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                                                                     Exhibit 4.1
                                                                     -----------

                        FirstWorld Communications, Inc.
                        -------------------------------
                            Quarterly Bonus Program
                            -----------------------

                               PLAN DESCRIPTION

     This document describes the terms and conditions which govern the FirstWorld Communications, Inc. ("FirstWorld") Quarterly Bonus Program (the
                                  ----------
"Program" or the "Plan"). The terms and conditions set forth herein shall
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control the payment of bonuses to those employees covered by the Program.  The
Program does not alter, vary or amend the provisions contained in FirstWorld's employee handbook; provided, however, to the extent the employee handbook
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includes provisions regarding bonuses which contradict the terms and conditions of the Program, the terms and conditions of the Program shall control.

     Neither the existence of the Program, nor the terms and conditions set forth herein, create nor should they be construed to create an express or implied contract of employment. All employment with FirstWorld is "at will," and may be terminated at any time, with or without notice and with or without cause, by FirstWorld or the employee. FirstWorld managers do not have the authority to modify or alter an employee's "at will" status. An employee's "at will" status may be modified or altered only by written agreement signed by the employee and FirstWorld's President.

     This Program has been adopted and exists at the sole discretion of FirstWorld. FirstWorld (acting through its Compensation Committee) may cancel, modify or alter the Program, in whole or in part, at any time, for any reason, with or without prior notice. FirstWorld (acting through its Compensation Committee) shall have the exclusive authority to interpret and apply the terms and conditions of the Program. Interpretations and applications made by the Compensation Committee shall be binding on participants in the Program.

I.   COVERED EMPLOYEES

          Except as otherwise described herein, the Program applies to non-commissioned employees of FirstWorld, including employees of controlled subsidiaries of FirstWorld, who are scheduled to work 40 hours or more per week ("Plan Participants").
            -----------------
          Temporary contract employees are not eligible to participate in the Program.

II.  TERM

          The Program shall become effective on the date on which the Program is approved by FirstWorld's Board of Directors. The Program covers the period of January 1, 1999 through December 31, 1999 and each year thereafter so long as the Program remains in effect (each, a "Plan Year"). FirstWorld
                                                     ---------
     (acting through its Compensation Committee) reserves the right to cancel, modify or alter the Program, in whole or in part, at any time, for any reason, with or without prior notice.

III. ADMINISTRATION OF THE PROGRAM


          The Program shall be administered by the Compensation Committee of FirstWorld (the "Compensation Committee"). Subject to the provisions of
                      ----------------------
     the Program, the Compensation Committee shall have the plenary authority to: (i) interpret the Program; (ii) make such rules as it deems necessary for the proper administration of the Program; (iii) make all other determinations necessary or advisable for the administration of the Program; and (iv) correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Compensation Committee deems advisable. All determinations and decisions made by the Compensation Committee shall be made in its discretion pursuant to the provisions of the Plan, and shall be final, conclusive and binding on all persons including FirstWorld and Plan Participants.

IV.  MAXIMUM BONUS

          The following are the maximum bonuses ("Maximum Bonuses") available
                                                  ---------------
     quarterly to Plan Participants under the Program:
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          Senior Vice Presidents -
                  Executive Vice Presidents 30% - 35% of total quarterly compensation, unless a different target
                                                    percentage bonus is set
                                                    forth in the applicable
                                                    employment agreement
          Vice Presidents                   25% of total quarterly compensation
          Directors                                 20% of total quarterly
                                                    compensation
          Managers                                  15% of total quarterly
                                                    compensation
          Positions Subordinate to Manager  10% of total quarterly compensation

          This Program is implemented, in part, to encourage retention, as such, the Fourth Quarter Bonus (as defined in Section VI) includes an amount equal to the First, Second and Third Quarter Bonuses (as defined in Section
     VI) and is earned and payable if the Plan Participant is employed on the date the Fourth Quarter Bonus is paid.

          For the purposes of the Program, "total compensation" includes base pay, overtime, shift differential and any paid time off (holidays, vacation, etc.) used by the Plan Participant during the quarter for which the bonus is calculated.

V.   BONUS CRITERIA

          Bonuses will be calculated based upon the following weighted criteria:

                 (i)  FirstWorld Revenues  -  weighted 75%
                 (ii) Individual Employee Performance  -  weighted 25%

          1.     The Revenue Criteria.
                 --------------------

                 Seventy-five percent (75%) of a Plan Participant's bonus will be based upon the revenues of the FirstWorld profit and loss center (each a "Profit and Loss Center") in which the Plan Participant works.
                   ----------------------
          At beginning of the Plan Year, FirstWorld will establish quarterly revenue goals for each of its Profit and Loss Centers. FirstWorld shall have complete discretion over the setting of the quarterly revenue goals. Quarterly revenue goals will be made available to Plan Participants on an annual basis for each Plan Year that the Program remains in effect. Quarterly revenue goals are subject to adjustment by FirstWorld.

                 If the Plan Participant's Profit and Loss Center achieves its quarterly revenue goal, then the Plan Participant will qualify for the full 75% revenue bonus. If the Plan Participant's Profit and Loss Center fails to meet its quarterly revenue goal, then the revenue bonus will be reduced based upon the amount of quarterly revenue actually achieved. For example, if a Profit and Loss Center achieves 90% of its quarterly revenue goal, then Plan Participants will qualify for a revenue bonus of 67.5% (90% of the full 75% revenue based portion of the bonus).

                 If a Profit and Loss Center fails to achieve 75% of its quarterly revenue goal, then Plan Participants in the Profit and Loss Center will not receive a quarterly bonus, regardless of their individual performance.

          2.     Individual Employee Performance Criteria.
                 ----------------------------------------

                 The remaining twenty-five percent (25%) of the total quarterly bonus will be based upon the Plan Participant's individual performance during the quarter. At the end of each quarter, the Plan Participant's direct supervisor will conduct a performance review. A copy of the performance appraisal form which supervisors will utilize during the review process is attached as Appendix A.
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

               As part of the review, the Plan Participant will receive a rating, based upon his or her overall performance. The following ratings will be utilized:

               Rating Levels:    (5) Outstanding
                                 (4) Very Good
                                 (3) Competent
                                 (2) Needs Improvement
                                 (1) Unsatisfactory

               Only those Plan Participants who receive an overall rating of 3.0
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          or higher will qualify for a quarterly bonus.  Plan Participants
          --------------------------------------------
          scoring below 3.0 will not qualify for a quarterly bonus, regardless of whether their Profit and Loss Center achieves its revenue goals. Additionally, any Plan Participant scoring below 3.0 should expect to have a performance counseling session with their supervisor to discuss individual performance expectations and strategies for improvement.

               Outstanding Performance: Plan Participants who receive performance ratings of 4.5 to 5.0 will receive an additional 5% towards their individual performance criteria. This will allow such employees to receive a 30% individual performance bonus, versus the standard 25%.

               Based upon their performance ratings, Plan Participants will receive the following individual performance bonuses:

               Rating          Bonus
               ------          -----

               4.5 to 5.0      30% out of a possible 25%
               3.75 to 4.49    25% out of a possible 25%
               3.0 to 3.74     20% out of a possible 25%

          3.   Employee Retention Criteria.
               ----------------------------

               As stated earlier, this Program is structured, in part, to encourage retention, as such, the Fourth Quarter Bonus (as defined in Section VI) includes an amount equal to the First, Second and Third Quarter Bonuses (as defined in Section VI) and is earned and payable if the Plan Participant is employed on the date the Fourth Quarter Bonus is paid.

VI.  BONUS CALCULATIONS

          Once the quarterly revenue for each Profit and Loss Center is calculated (approximately four to six weeks after the end of the quarter), and the individual performance reviews are complete, FirstWorld will determine each Plan Participant's eligibility for a quarterly bonus. If Plan Participants meet the minimum revenue and individual performance requirements discussed above, and are still employed by FirstWorld, their bonuses for each quarter will be calculated as follows:

          First Quarter
          -------------

          ((revenue bonus + individual performance bonus) x maximum bonus) x .5 = First Quarter Bonus

          Second Quarter
          --------------

          ((revenue bonus + individual performance bonus) x maximum bonus) x .5 = Second Quarter Bonus

          Third Quarter
          -------------

          ((revenue bonus + individual performance bonus) x maximum bonus) x .5 = Third Quarter Bonus

          Fourth Quarter
          --------------

          ((revenue bonus + individual performance bonus) x maximum bonus) + First Quarter Bonus + Second Quarter Bonus + Third Quarter Bonus = Fourth Quarter Bonus

          If a Plan Participant qualifies for a bonus, bonus checks will be issued according to FirstWorld's regular payroll practices. Plan Participants have no vested interest in any bonus under the Program until a bonus check is issued. Plan Participants must be employed with FirstWorld on the date the bonus check is issued in order to earn the bonus.

VII. EXAMPLE OF BONUS CALCULATION

          The following example is presented as an illustration of the bonus formulas, criteria, and rules utilized in the Program.

          Example: Employee is a non-commissioned Manager. Employee's total compensation is $40,000 per year, or $10,000 per quarter.

          During the first quarter of the Plan Year, employee's Profit and Loss Center achieves 80% of its quarterly goal, and employee receives an individual performance rating of 4.1.

          During the second quarter of the Plan Year, Employee's Profit and Loss Center achieves 90% of its quarterly goal, and employee receives an individual performance rating of 3.7.

          During the third quarter of the Plan Year, Employee's Profit and Loss Center achieves 70% of its quarterly goal, and employee receives an individual performance rating of 4.5.

          During the fourth quarter of the Plan year, Employee's Profit and Loss Center achieves 100% of its quarterly goal, and employee receives an individual performance rating of 4.7.

          First Quarter Bonus Calculations: Based upon his revenue bonus and
          --------------------------------
     individual performance bonus scored, employee qualifies for a bonus for the first quarter. As noted above, the first quarter bonus formula is:

               ((revenue bonus + individual performance bonus) x maximum bonus) x .5 = First Quarter Bonus

          Employee's revenue bonus is 60% (80% of 75%). His individual performance bonus is 25% (3.75-4.49 = 25% out of a possible 25%). His maximum bonus is $1,500 (15% of quarterly total compensation). Thus, Employee's first quarter bonus calculates as follows:

               ((60% + 25%) x $1,500) x .5 = $637.50 First Quarter Bonus

          Second Quarter Bonus Calculations: Based upon his revenue bonus and
          ---------------------------------
     individual performance bonus scored, employee qualifies for a bonus for the second quarter. As noted above, the second quarter bonus formula is:

               ((revenue bonus + individual performance bonus) x maximum bonus) x .5 = Second Quarter Bonus

          Employee's revenue bonus is 67.5% (90% of 75%). His individual performance bonus is 20% (3.0-3.74 = 20% out of a possible 25%). His maximum bonus is $1,500 (15% of quarterly total compensation). Thus, Employee's second quarter bonus calculates as follows:

               ((67.5% + 20%) x $1,500) x .5 = $656.25 Second Quarter Bonus

          Third Quarter Bonus:  Even though employee's individual performance
          -------------------
     bonus score placed him in the exceptional range, employee's Profit and Loss Center did not achieve 75% of its quarter goal for the third quarter. Therefore, employee's third quarter bonus is $0.

            Fourth Quarter Bonus Calculations: Based upon his revenue bonus and
            ---------------------------------
       individual performance bonus scored, employee qualifies for a bonus for the fourth quarter. As noted above, the fourth quarter bonus formula is:

                 ((revenue bonus + individual performance bonus) x maximum bonus) + First Quarter Bonus + Second Quarter Bonus + Third Quarter Bonus = Fourth Quarter Bonus

            Employee's revenue bonus is 75% (100% of 75%). His individual performance bonus is 30% (4.5-5.0 = 30% out of a possible 25%). His maximum bonus is $1,500 (15% of quarterly total compensation). Thus, employee's fourth quarter bonus calculates as follows:

                 ((75% + 30%) x $1,500) +  $637.50 + $656.25 + $0 = $2,868.75
                 Fourth Quarter Bonus

VIII.  OPTION TO ACQUIRE BONUS IN STOCK

            1.  Eligibility.  Certain Plan Participants may elect to receive the
                -----------
       bonus they earned during a particular period in shares of Series B Common Stock, $0.0001 par value per share of FirstWorld ("Shares") in lieu of a
                                                          ------
       cash payment. Subject in all cases to compliance with applicable state and federal securities laws, Plan Participants who report directly to FirstWorld's President and Chief Executive Officer ("Eligible Plan
                                                            -------------
       Participants") are eligible to make an election to receive their bonus in
       ------------
       Shares.

            2.  Shares Subject to the Program.
                -----------------------------

                a.  Number of Shares.  Subject to adjustment as provided in
                   ----------------
            subsection (c) below, the aggregate number of Shares that may be awarded under the Program shall be Two Hundred Thousand (200,000).

                b.  Shares to be Delivered.  Shares delivered under the Program
                    ----------------------
            shall be authorized but unissued Shares or, if the Compensation Committee so decides in its sole discretion, previously issued Shares acquired by FirstWorld and held in its treasury.

                c.  Changes in Stock.  In the event of a stock dividend, stock
                    ----------------
            split or combination of shares, recapitalization or other change in FirstWorld's capital stock, the maximum number of shares or securities that may be delivered under the Program and other relevant provisions shall be appropriately adjusted by the Compensation Committee, whose determination shall be binding on all persons.

            3.  Issuance of Shares.  An Eligible Plan Participant must notify
                ------------------
       FirstWorld of his/her election to receive his/her bonus in Shares before the date bonuses would be paid out. An Eligible Plan Participant may elect to receive all or a certain portion of his/her bonus in Shares; provided, however, that an election to receive Shares must be for a
       --------  -------
       minimum of 50% of such Eligible Plan Participant's bonus. The number of Shares to which the Eligible Plan Participant would be entitled will equal the cash bonus that the Eligible Plan Participant would have received but for his/her election to receive Shares, divided by the Fair Market Value of a Share (as defined below) on the date the bonus payment is made. The Eligible Plan Participant would be required to pay taxes and other applicable withholdings on the dollar value of the quarterly bonus received before FirstWorld is required to issue the Shares. The number of Shares to be issued will be rounded down to the next full Share. Certificates representing such Shares will be issued in the name of the Eligible Plan Participant as soon as reasonably practical.

            As used herein, "Fair Market Value of a Share" as of a given date
                             ----------------------------
       shall be: (i) the closing price of a Share on the principal exchange on which Shares are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day previous to such date, or if Shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred; or (ii) if Shares are not traded on an exchange but are quoted on NASDAQ or a successor quotation system, the mean between the closing representative bid and asked prices for the Shares on the trading day previous to such date as reported by NASDAQ or such successor quotation system; or (iii) if Shares are not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the Fair Market Value of a Share shall be established by the Board of Directors acting in good faith, giving predominate weight to the earnings history, book value and prospects of FirstWorld in light of market and industry conditions generally.

          4.   Legal and Regulatory Matters.  The delivery of Shares pursuant to
               ----------------------------
     the Program shall be subject to compliance with: (i) any actions required by governmental authorities in connection with the authorization, issuance, sale or delivery of such Shares, as well as applicable federal, state and foreign securities laws; (ii) if the outstanding Shares are listed at the time on any securities exchange or automated quotation system, the listing requirements of such exchange or system; and (iii) FirstWorld's counsel's approval of all other legal matters in connection with the issuance and delivery of the Shares.

          5.  No Rights as a Stockholder Until Certificate Issued.  An Eligible
              ---------------------------------------------------
     Plan Participant shall not be deemed to be a stockholder and shall not have any of the rights or privileges of a stockholder until a stock certificate has been issued in the name of such Eligible Plan Participant in accordance with the terms and conditions of the Program.

IX.  TRANSFER TO POSITION NOT COVERED BY PROGRAM

          FirstWorld may, in its sole discretion, transfer a Plan Participant to a new or different job position at any time. If a Plan Participant is transferred to a position not covered by the Program, the Plan Participant will cease participation under the Program as of the effective date of the transfer. However, for the quarter when the transfer occurs, the Plan Participant will receive a pro rata share of any bonus for which he or she would otherwise qualify under the Program.

X.   HIRE OR TRANSFER TO COVERED POSITION OR CHANGE IN PROFIT AND LOSS CENTER

          If a non-Plan Participant is hired or transferred to a position covered by the Program, he or she will become a Plan Participant effective the first day of the quarter beginning after the effective date of the hire or transfer. If a Plan Participant is transferred from one Profit and Loss Center to another, the Plan Participant's bonus calculation will be based on the Profit and Loss Center in which that Plan Participant is located at the end of the quarter for which the bonus is calculated.

XI.  TERMINATION OF EMPLOYMENT

          As stated above, all FirstWorld personnel are employed on an "at will" basis. The employment relationship may be terminated by FirstWorld or the employee at any time, for any reason, with or without cause or notice. As a condition of their participation in the Program, Plan Participants understand and agree that the bonuses under the Program are provided to encourage employee retention. Plan Participants further understand and agree that, unless the terms and conditions of the Program specifically provide otherwise, they must be employed on the date a bonus check is issued in order to receive a bonus.

     A.   Reduction in Force

          If a Plan Participant's employment is terminated due to a "reduction in force," the Plan Participant will cease participation under the Program as of the effective date of the termination. However, if the Plan Participant is so terminated in the first, second, or third quarter, the Plan Participant will receive a pro rata share of any bonus for which he or she would otherwise qualify under the Program. If the Plan Participant is so terminated in the fourth quarter, the Plan Participant will receive a pro rata share of a bonus for the fourth quarter, such proration will be calculated against the following formula: Fourth Quarter ((revenue bonus + individual performance bonus) x maximum bonus) x .5.

          As used herein, "reduction in force" means a workforce reduction
                           ------------------
     resulting in the termination of multiple personnel motivated by economic or business considerations, including without limitation, an internal reorganization, overstaffing or declining demand for FirstWorld services in the marketplace, as opposed to individual terminations, whether or not motivated by poor performance.

     B.   Termination by the Plan Participant

            If a Plan Participant voluntarily terminates his or her employment with FirstWorld, the Plan Participant will have no right to any bonus under the Program after the date of the termination.

       C.   Termination by FirstWorld

            Unless the terms and conditions of the Program specifically provide otherwise, if FirstWorld terminates a Plan Participant from his or her employment, the Plan Participant will have no right to any bonus under the Program after the date of the termination.

XII.   WITHHOLDING REQUIREMENTS AND ARRANGEMENTS

            Each recipient of a bonus under the Program shall pay to FirstWorld or make provision satisfactory to the Compensation Committee for payment of any taxes required by law to be withheld in respect of bonuses under the Program no later than the date of the event creating the tax liability. In the Compensation Committee's discretion, such tax obligations may be paid in whole or in part in Shares, including Shares obtained in connection with the bonus, valued at their Fair Market Value on the date of delivery. FirstWorld may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the recipient.

XIII.  AMENDMENTS OR MODIFICATIONS

            The Compensation Committee may at any time discontinue granting bonuses under the Program. The Compensation Committee also may modify, amend, suspend or terminate the Program in whole or in part at any time; provided, however, that no modification, amendment, suspension or
       --------  -------
       termination of the Program shall be made without stockholder approval if such approval is necessary to comply with any applicable tax, regulatory or securities requirements or the requirements of any exchange or automated quotation system which Shares are then trading; and provided,
                                                                     --------
       further, that such modification, amendment, suspension or termination
       -------
       shall not affect adversely the rights of any previous recipient of a bonus under the Program regardless of whether such bonus was paid in cash or Shares.

XIV.   GOVERNING LAW

            This Plan shall be governed and construed in accordance with the laws of the State of Delaware to the extent not preempted by federal law.



XV.    NO GUARANTEE OF TAX CONSEQUENCES


            FirstWorld does not make any commitment or guarantee that any tax treatment will apply or be available to any person participating or eligible to participate in the Program, including, without limitation, any tax imposed by the United States or any state thereof, any estate tax or any tax imposed by a foreign government.

XVI.   ADOPTION BY FIRSTWORLD

            The above description of the FirstWorld Communications Quarterly Bonus Program is duly approved and adopted as of this 3rd day of May 1999.


       /s/ Sheldon S. Ohringer
       ---------------------------------------
       Sheldon S. Ohringer,
       President
       FirstWorld Communications, Inc.

ACKNOWLEDGMENT OF PLAN PARTICIPANT



     I HAVE READ, UNDERSTAND, AND ACCEPT THE TERMS AND CONDITIONS OF THE QUARTERLY BONUS PROGRAM (THE "PROGRAM"), OF FIRSTWORLD COMMUNICATIONS, INC.
                              -------
("FIRSTWORLD"), I UNDERSTAND AND ACKNOWLEDGE THAT THE PROGRAM DOES NOT CREATE AN
------------
EXPRESS OR IMPLIED CONTRACT OF EMPLOYMENT, OR ANY OTHER RIGHTS AS TO DURATION OR ANY OTHER CONDITION OF EMPLOYMENT. ALL EMPLOYMENT AT FIRSTWORLD IS "AT WILL" AND MAY BE TERMINATED BY FIRSTWORLD OR BY ME AT ANY TIME, WITH OR WITHOUT NOTICE, PROCEDURE OR FORMALITY, FOR ANY REASON OR NO REASON AT ALL. I UNDERSTAND AND ACKNOWLEDGE THAT FIRSTWORLD RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO CANCEL, AMEND, OR MODIFY THE PROGRAM FOR ANY REASON, AT ANY TIME, WITH OR WITHOUT PRIOR NOTICE. I ACKNOWLEGE RECEIPT OF THE PROGRAM AND UNDERSTAND THE TERMS AND CONDITIONS THEREOF.